Exhibit 10.49

Dennis McNamara
SVP, Chief Commercial Officer
Pozen, Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, NC 27517

Re:   Mutual Understanding Regarding Termination of License Agreement ("Agreement") between Pozen Inc. C"Pozen") and Cilag GmbH International C"Cilag")

Dear Dennis:

This letter sets forth the mutual agreement of the parties regarding the termination of the Agreement. The Agreement is being terminated by Cilag pursuant to the Termination for Convenience provision (§10.2.1) thereof, which termination will be effective 30 days from the last date of signature below. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

In accordance with the Effect of Termination provision of the Agreement(§10.4), Cilag agrees to comply with the provisions set forth in §10.4.1 i)-vi), to the extent such provisions apply and except as otherwise set forth herein.

With respect to §10.4.1 v), the parties have agreed that Pozen may notify Cilag of its desire to enter into good faith negotiations of a supply agreement whereby Cilag would supply Pozen or its licensee with Product for sale by such licensee in the Territory on commercially reasonable terms for a period of two (2) years from the effective date of termination. Pursuant to such supply agreement, Cilag will supply Pozen or its license with Product at a price set forth in the supply agreement until the earlier of: (i) two (2) years after the effective date of such supply agreement; or (ii) establishment by POZEN or its licensee of an alternative supply for the Product on commercially reasonable terms.

Each party does hereby release and forever discharge the other party, its successors, administrators, assigns, affiliates and related companies, and their directors, officers and employees (the "Released Parties") of and from all actions, causes of action, damages, claims, cross claims and demands whatsoever, (including all damage, loss and injury not now known or anticipated but which may arise in the future and all effects and consequences thereof) arising out of the Agreement; provided, however, that termination of the Agreement does not relieve the parties of any obligation accruing prior to the effective date of termination.

The following provisions will survive termination of the Agreement: Article 5 (Confidentiality), Section 8.4, Article 9 (Limitation of liability; Insurance; Indemnification), Sections 10.4- 10.16, Article 11 (Governing Law), and Article 12 (Dispute Resolution).

Cilaq GmbH International		POZEN Inc.

By:	/s/ Andrea Ostinelli	By:	/s/ John R. Plachetka
Name:	Mr. Andrea Ostinelli	Name:	John R. Plachetka
Title:	Finance Director	Title:	CEO / Chairman
Date:	18 Dec. 2014	Date:	22 Dec. 2014